SECOND SUPPLEMENTAL LETTER

To:	Box Ships Inc. Trust Company Complex Ajeltake Road Ajeltake Island Majuro Mi•196960 Marshall Islands

28 May 2013

Dear Sirs

Loan agreement dated 12 July 2011 (as amended and supplemented by a supplemental letter dated 7 May 2012) made between (i) yourselves, Box Ships Inc. as borrower (the "Borrower") and (ii) Credit Suisse AG as lender (the "Lender") in respect of a loan facility of (originally) up to IJSS22,000,000 (the "Loan Agreement")

We refer to the Loan Agreement.

The Borrower hereby acknowledges that as at the date hereof; the outstanding principal balance of the Loan is $18,675,000.

Words and expressions defined in the Loan Agreement shall have the same meaning when used in this Letter and for the purposes of this Letter:

"Effective Date" means the date on which the conditions precedent in Clause 2 are satisfied; and

"Second Supplemental Letter" means the supplemental letter dated 28 May 2013 and made between (i) the Borrower and (ii) the Lender setting out the terms and conditions upon which this Agreement was amended and supplemented;".

Following a request by the Borrower, we have agreed to consent to certain amendments in connection with, inter alia, the financial covenants set out in clause 11.5 of the Loan Agreement.

We hereby confirm our approval to your request and required arrangements, subject to the following conditions:

1	Agreement. We confirm that the Loan Agreement shall be amended (with effect from the Effective Date) as follows:

(a)	by adding the definition of "Waiver Period" in Clause 1.1 thereof as follows:

""Waiver Period" means, the period commencing on 31 March 2013 (inclusive) and ending on 1 April 2014 (inclusive);";

(b)	by deleting paragraph (b) of Clause 11,5 thereof in its entirety and substituting the same with the following new clause:

"(a)            the Market Value Adjusted Net Worth of the Borrower shall not be less than:

(i)           $100,000,000, during the Waiver Period; and

(ii)           S150,000,000, at all other times thereafter;";

(c)	by deleting paragraph (d) of Clause 11 thereof in its entirety and substituting the same with the following new clause:

"(c)           the Leverage Ratio shall not exceed:

(i)           0,85:1, during the Waiver Period; and

(ii)           0.65:1, at all other times thereafter.";

(d)	by adding a new Clause 11.7 thereof as follows:

"11.7
Financial covenants and other facilities. During the Waiver Period if, in the opinion of the Lender, the Borrower or any other member of the Group, in the context of a financing made available on or prior to the date of the Second Supplemental Letter to the Borrower or any other member of the Group, agrees with any third party covenants which;

(a)	places that third party in a more favourable position than that applicable to the Lender pursuant to the Finance Documents; and

(b)	are more onerous than those imposed on the Borrower pursuant to the Finance Documents,

the Borrower shall give the Lender the benefit of such financial covenants by entering into a supplemental agreement to this Agreement and any of the other Finance Documents by which the applicable covenants and undertakings are amended and supplemented to bring them into line with those imposed on the Borrower or a member of the Group by that third party (with such supplemental agreement being entered into as soon as practicable after the imposition of such •financial covenants on the Borrower or that member of the Group by the third party)."; and

(e)
by construing all references in the Loan Agreement to "this Agreement" and all references in the Finance Documents to the "Loan Agreement" as references to the Loan Agreement as amended and supplemented by this Letter,

2	Conditions Precedent. We confirm our approval to these arrangements, subject to the following conditions:

(a)
original of (i) this Letter duly signed by the Borrower and (ii) the acknowledgement to this Letter confirming their agreement to the terms and conditions of the same duly signed by all Security Parties;

(b)	evidence that the waiver fee referred to in Clause 4 of this Letter has been received in full by the Lender;

(c)	copies of resolutions of the board of directors of the Borrower authorising the execution of this Letter;

(d)	the original of any power of attorney under• which this Letter is executed on behalf of the Borrower pursuant to the resolutions referred to in paragraph (c) above;

(e)	favourable legal opinions from lawyers appointed by the Lender on such matters concerning the laws of the Marshall Islands and such other relevant jurisdictions as the Lender may require;

(f)	documentary evidence that the agent for service of process named in clause 29 of the Loan Agreement has accepted its appointment in respect of this Letter; and

(g)	any other document or evidence as the Lender may request in writing from the Borrower.

3	Representations and Warranties. The Borrower represents and warrants to the Lender that:

(a)
the representations and warranties in Clause 9 of the Loan Agreement, as amended and supplemented by this Letter, remain true and not misleading if repeated on the date of this Letter with reference to the circumstances noW existing; and

(b)
the representations and warranties in the Finance Documents (other than the Loan Agreement) as amended and supplemented by this Letter remain true and not misleading if repeated on the date of this Letter with reference to the circumstances now existing,

4	Waiver Fee. On the date of this Letter the Borrower shall pay to the Leader a non-refundable waiver fee of $37,350.

5	Notices. The provisions of Clause 27 (Notices) of the Loan Agreement shall apply as if they were expressly incorporated herein.

6
Governing law. This Letter shall, and any non-contractual obligations arising out of it, be governed by and construed in accordance with English law and the provisions of Clause 29 (Law and Jurisdiction) of the Loan Agreement as if they were expressly incorporated herein.

All provisions of the Loan Agreement and the Finance Documents not supplemented, amended or varied by this Letter shall remain in full force and effect.

Yours faithfully

/s/ VASSIYKI GEORGOPOULOS
VASSIYKI GEORGOPOULOS

Attorney-in-Fact for and on behalf of CREDIT SUISSE AG

We hereby acknowledge receipt of the above letter and confirm our agreement to the terms hereof.

/s/ Maria Stefanou	/s/ Katerina Stoupa
Maria Stefanou	Katerina Stoupa
Attorney-in-Fact for and on behalf of BOX SHIPS INC.

Date: 28 May 2013

We hereby confirm and acknowledge that we have read and understood the terms and conditions of the above Letter (the "Supplemental Letter") and agree in all respects to the same and confirm that the Finance Documents to which we are a party shall remain in full force and effect and shall continue to stand as security for the obligations of the Borrower under (inter alia) the Loan Agreement and the Master Agreement each as amended and supplemented by the Supplemental Letter.

/s/ Maria Stefanou
Maria Stefanou
Attorney-in-Fact for and on behalf of TACITA OCEANWAY CARRIER CO.

/s/ Maria Stefanou
Maria Stefanou
Director for and on behalf of ALLSEAS MARINE S.A.
Date: 28 May 2013